SUBSIDIARIES OF THE REGISTRANT                                        Exhibit 21

The following is a list of the Company's subsidiaries and jurisdictions of incorporation or organization as of March 24, 2000, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                       Jurisdiction of
                                                        Incorporation
Name of Subsidiary                                     or Organization
-----------------------                                ---------------

OSI Portfolio Services, Inc.                               Delaware

Perimeter Credit, L.L.C.                                   Delaware

Gulf State Credit, L.L.C.                                  Delaware

OSI Support Services, Inc.                                 Wisconsin

OSI Collection Services, Inc.                              Delaware

University Accounting Service, Inc.                        Wisconsin

Asset Recovery & Management Corp.                          Wisconsin

Indiana Mutual Credit Association, Inc.                    Indiana

Jennifer Loomis & Associates, Inc.                         Arizona

Qualink, Inc.                                              Wisconsin

Grable, Greiner & Wolff, Inc.                              Wisconsin

Professional Recoveries Inc.                               Wisconsin

Payco American International Corp.                         Wisconsin

Federal Collection Bureau, S.A. de C.V.                    Mexico

North Shore Agency, Inc.                                   New York

North Shore Agency Collection Corporation, Canada          Canada

The Union Corporation                                      Delaware

OSI Outsourcing Services, Inc.                             Delaware

Transworld Systems, Inc.                                   California

OSI SPE LLC                                                Delaware